Exhibit 99.1

News Announcement	For Immediate Release

PEAK RESORTS REPORTS PRE-SEASON PASS SALES RESULTS

22% YEAR-OVER-YEAR INCREASE IN PEAK PASS SALES REVENUE THROUGH OCTOBER 19

Wildwood, Missouri – October 24, 2018 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, today provided updated preliminary results for pre-season sales of its 2018/2019 Peak Pass. Through the October 19, 2018 pre-season pricing deadline, Peak Pass sales increased by approximately 19% on a unit basis and by approximately 22% on a revenue basis, compared to the prior year. The year-to-date sales of Peak Pass products include continued strong sales of the Drifter Pass, the Company’s unlimited pass option for 18 to 29-year-olds, which will remain on sale at its discounted rate until December 15. Results exclude pre-season Snow Time buy-ups and pass sales which will continue until October 31.

Timothy D. Boyd, President and Chief Executive Officer, commented, “The rapidly approaching 2018/2019 ski season will be transformative for Peak Resorts in many ways and the growing momentum for our Peak Pass, as represented by our strong sales to-date, reflects our guests’ excitement for all that we have to offer across our resort portfolio. We have been hard at work over the summer making improvements that will further enhance the experience for our guests, including the completion of our new Carinthia base lodge at Mount Snow in November, which will dramatically transform the on-mountain enjoyment at our flagship resort and deliver an elevated experience for our guests. Guests at Hunter Mountain will benefit from our soon to be completed Hunter North expansion, which will increase skiable terrain at the resort by approximately 33% and create a new way to access what is the largest ski area for daily visitors from the New York metropolitan area. At the same time, we are working towards completing our proposed acquisition of Snow Time and welcoming Liberty Mountain Resort, Whitetail Resort and Roundtop Mountain Resort to the Peak Resorts family. We expect to close that transaction in the coming weeks and are confident that our customers will be excited to experience these three great additions to our mountain portfolio and the Peak Pass.

“Customers vote with their wallets when it comes to choosing where they go to enjoy outdoor winter activities and entertainment. Since introducing the Peak Pass for the 2016/2017 season, adoption of our unlimited and unrestricted season pass offerings among Northeast skiers and riders has grown steadily, reflecting the remarkable value of our season pass offerings as well as the world class on and off-mountain experiences we deliver. The investments we have made across our resorts, including upgrading our snowmaking, refining our dining options and modernizing our public areas, are all helping to drive increased visitation at our resorts and providing us with more stable operating results. As fall turns to winter and with snowmaking now underway, Peak Resorts is in a great position to provide our loyal guests with an unmatched skiing and riding experience.”

In only its third winter season, the Peak Pass has quickly captured the attention of outdoor enthusiasts, featuring a total of five pass options valid at seven different mountain locations in four Northeast states: Mount Snow in Vermont; Attitash, Wildcat and Crotched Mountain in New Hampshire; Hunter Mountain in New York; and Jack Frost and Big Boulder in Pennsylvania. With the expected completion of the proposed Snow Time acquisition ahead of the 2018/2019 ski season, the Peak Pass will expand to three additional resorts in Pennsylvania: Liberty Mountain, Whitetail and Roundtop Mountain.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned. On September 24, 2018, the Company announced that it entered into a definitive agreement to acquire Snow Time, Inc., owner and operator of three ski resorts in Pennsylvania, with the transaction expected to close prior to the beginning of the 2018/2019 ski season. As previously disclosed by Peak Resorts, the acquisition of Snow Time and receipt of related acquisition financing are subject to various customary closing conditions, including, among others, the completion of satisfactory due diligence; satisfaction of the terms and covenants, including consent rights of the Company’s current lenders, under the Company’s existing debt agreements; and receipt of stockholder approval to issue certain securities to Cap 1 LLC in connection with the terms of the proposed acquisition financing.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook and Twitter for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release include, without limitation, statements related to: the planned acquisition of Snow Time, Inc. and the timing and financing thereof, the ability to meet closing conditions for the acquisition and related financing, and the upcoming 2018/2019 ski season. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; risks relating to the term loan financing, including the consent rights of lenders under the Company’s existing debt agreements and the need to obtain shareholder approval of the Cap 1 LLC preferred stock and warrant issuances pursuant to the terms of the commitment letter; terms and suitability of alternative financing sources, if needed; failure to retain key management and employees; issues or delays in the successful integration of the Snow Time operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; unfavorable weather conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as updated from time to time in the Company’s filings with the SEC. Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com